EX 99.1

Delek Logistics Partners, LP Reports Fourth Quarter and Full Year 2018 Results

•	Declared fourth quarter distribution of $0.81 per limited partner unit; increased by 11.7% percent year-over-year

•	Annual net cash from operations was $148.0 million

•	Annual distributable cash flow up 43% year over year compared to 2017

•	Distributable cash flow coverage ratio of 1.19x for 2018

•	Balance sheet positioned to support future growth; Total leverage ratio of approximately 4.1x

BRENTWOOD, Tenn., February 19, 2019 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the fourth quarter 2018. For the three months ended December 31, 2018, Delek Logistics reported net income attributable to all partners of $21.3 million, or $0.58 per diluted common limited partner unit. This compares to net income attributable to all partners of $18.9 million, or $0.57 per diluted common limited partner unit, in the fourth quarter 2017. Net cash from operating activities was $90.4 million in the fourth quarter 2018 compared to $9.8 million in the prior year period. Distributable cash flow was $27.6 million in the fourth quarter 2018, compared to $21.9 million in the prior-year period. Reconciliation of cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the fourth quarter 2018, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $40.8 million compared to $31.2 million in the prior-year period. This increase was primarily due to the contribution from the Big Spring logistics assets acquired from Delek US Holdings, Inc. (“Delek US”) effective March 1, 2018. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
For 2018, net income attributable to all partners was $90.2 million, or $2.65 per diluted common limited partner unit. This compares to net income attributable to all partners of $69.4 million, or $2.09 per diluted common limited partner unit in 2017. Net cash from operations was $148.0 million and distributable cash flow was $121.6 million in 2018 compared to net cash from operations of $87.0 million and distributable cash flow of $85.0 million in 2017. EBITDA was $164.0 million in 2018, compared to $115.0 million in 2017.
Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "DKL continued its growth in 2018 with a 43 percent increase in EBITDA and 43% increase in distributable cash flow on a year over year basis compared to 2017. This performance supported a distributable cash flow coverage ratio of 1.19x for 2018. While our balance sheet is positioned for the next step in growth through the potential drop down of the Krotz Springs logistics assets, we continue to explore opportunities in the Permian Basin to support our future growth. Currently, we are supporting Delek US in the construction process of its Big Spring Gathering system, which along with Delek US' proposed participation in a long haul crude oil pipeline project, should support an increased drop down inventory. We were pleased to announce the 11.7 percent year-over-year increase in our fourth quarter distribution. The combination of our financial flexibility provided by our balance sheet and our focus on growth initiatives sustained our distribution growth in 2018, and should support our continued commitment to grow our distribution per limited partner unit by at least 10% annually through 2019."
Distribution and Liquidity
On January 24, 2019, Delek Logistics declared a quarterly cash distribution of $0.81 per common limited partner unit for the fourth quarter, which equates to $3.24 per common limited partner unit on an annualized basis. This distribution was paid on February 12, 2019 to unitholders of record on February 4, 2019. This represents a 2.5 percent increase from the third quarter 2018 distribution of $0.79 per common limited partner unit, or $3.16 per common limited partner unit on an annualized basis, and an 11.7 percent increase over Delek Logistics’ fourth quarter 2017 distribution of $0.725 per common limited partner unit, or $2.90 per common limited partner unit annualized. For the fourth quarter 2018, the total cash distribution declared to all partners, including IDRs, was approximately $26.9 million. Based on the distribution for the fourth quarter 2018, the distributable cash flow coverage ratio for the fourth quarter was 1.02x.
As of December 31, 2018, Delek Logistics had total debt of approximately $700.4 million and cash of $4.5 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $393.3 million. The total leverage ratio, calculated in accordance with the credit facility, for the fourth quarter 2018 was approximately 4.1x, which is within the current requirements of the maximum allowable leverage ratio of 5.25x. This is a reduction from a 4.5x calculated ratio at September 30, 2018.

Financial Results
Revenue for the fourth quarter 2018 was $159.3 million compared to $151.2 million in the prior-year period. The increase in revenue is primarily due to the Big Spring acquisition that was effective March 1, 2018 and service revenue associated with the development of Delek US' Big Spring Gathering project. Total operating expenses were $15.9 million in the fourth quarter 2018, compared to $12.3 million in the fourth quarter 2017. This increase was primarily due to the contribution from the acquired Big Spring assets. Total segment contribution margin was $45.1 million in the fourth quarter 2018 compared to $32.7 million in the fourth quarter 2017. General and administrative expenses were $7.4 million for the fourth quarter 2018, compared to $3.6 million in the prior-year period. This increase was primarily due to services provided to Delek US to support the development and operations of the Big Spring Gathering project, which included an approximate $2.7 million presentation change in the fourth quarter 2018 between general and administrative expenses and revenue.
Pipelines and Transportation Segment
Contribution margin in the fourth quarter 2018 was $26.3 million compared to $18.7 million in the fourth quarter 2017. This increase was primarily due to the contribution from the Big Spring acquisition that was effective March 1, 2018 and benefit from the services agreement with Delek US to support the development of the Big Spring Gathering project, partially offset by lower performance from the Paline Pipeline. Operating expenses were $10.9 million in the fourth quarter 2018 compared to $8.6 million in the prior-year period, primarily due to the Big Spring acquisition.
Wholesale Marketing and Terminalling Segment
During the fourth quarter 2018, contribution margin was $18.8 million, compared to $14.0 million in the fourth quarter 2017. This increase was primarily due to the contribution from the Big Spring acquisition that was effective March 1, 2018, partially offset by a lower gross margin in west Texas. Operating expenses increased to $5.0 million in the fourth quarter 2018, compared to $3.7 million in the prior-year period primarily due to the Big Spring acquisition.
In the west Texas wholesale business, average throughput in the fourth quarter 2018 was 12,938 barrels per day compared to 14,322 barrels per day in the fourth quarter 2017. The west Texas gross margin per barrel decreased year-over-year to $4.60 per barrel and included approximately $0.2 million, or $0.14 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the fourth quarter 2017, the west Texas gross margin per barrel was $5.18 per barrel and included $1.7 million from RINs, or $1.26 per barrel.
Average terminalling throughput volume of 164,028 barrels per day during the fourth quarter 2018 increased on a year-over-year basis from 130,547 barrels per day in the fourth quarter 2017 primarily due to the addition of the Big Spring terminal. During the fourth quarter 2018, average volume under the East Texas marketing agreement with Delek US was 77,896 barrels per day compared to 78,810 barrels per day during the fourth quarter 2017. During the fourth quarter 2018, average volume under the Big Spring marketing agreement with Delek US was 84,135 barrels per day.
Fourth Quarter 2018 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its fourth quarter and full-year 2018 results on Wednesday, February 20, 2019 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 21, 2019 by dialing (855) 859-2056, passcode 4568528. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) fourth quarter and full-year 2018 earnings conference call on Wednesday, February 20, 2019 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; expansion of the Paline Pipeline and potential benefits therefrom; distributions and the amounts and timing thereof; potential dropdown inventory; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 10% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to partners before net interest expense, income tax expense (benefit), depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying consolidated statements of income.

•
Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.

EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$4,522	$4,675
Accounts receivable	21,586	23,013
Accounts receivable from related parties	—	1,124
Inventory	5,491	20,855
Other current assets	969	783
Total current assets	32,568	50,450
Property, plant and equipment:
Property, plant and equipment	452,746	367,179
Less: accumulated depreciation	(140,184)	(112,111)
Property, plant and equipment, net	312,562	255,068
Equity method investments	104,770	106,465
Goodwill	12,203	12,203
Intangible assets, net	154,038	15,917
Other non-current assets	8,452	3,427
Total assets	$624,593	$443,530
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$14,226	$19,147
Accounts payable to related parties	7,833	—
Excise and other taxes payable	4,069	4,700
Tank inspection liabilities	902	902
Pipeline release liabilities	4,419	1,000
Accrued expenses and other current liabilities	5,056	6,033
Total current liabilities	36,505	31,782
Non-current liabilities:
Long-term debt	700,430	422,649
Asset retirement obligations	5,191	4,064
Other non-current liabilities	17,290	14,260
Total non-current liabilities	722,911	440,973
Deficit:
Common unitholders - public; 9,109,807 units issued and outstanding at December 31, 2018 (9,088,587 at December 31, 2017)	171,023	174,378
Common unitholders - Delek Holdings; 15,294,046 units issued and outstanding at December 31, 2018 (15,294,046 at December 31, 2017)	(299,360)	(197,206)
General partner - 498,038 units issued and outstanding at December 31, 2018 (497,604 at December 31, 2017)	(6,486)	(6,397)
Total deficit	(134,823)	(29,225)
Total liabilities and deficit	$624,593	$443,530

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)

	Three Months Ended December 31,		Year Ended December 31,

	2018	2017	2018	2017

Net revenues:
Affiliate	$62,250	$39,706	$240,809	$156,280
Third-party	97,048	111,501	416,800	381,795
Net revenues	159,298	151,207	657,609	538,075
Operating costs and expenses:
Cost of materials and other	98,417	106,141	429,061	372,890
Operating expenses (excluding depreciation and amortization presented below)	15,423	11,365	55,924	40,154
Depreciation and amortization	5,821	4,799	24,108	19,026
Total cost of sales	119,661	122,305	509,093	432,070
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	432	923	2,820	3,120
General and administrative expenses	7,367	3,585	17,166	11,840
Depreciation and amortization	448	718	1,882	2,888
Loss (gain) on asset disposals	243	(22)	891	(20)
Total operating costs and expenses	128,151	127,509	531,852	449,898
Operating income	31,147	23,698	125,757	88,177
Interest expense, net	11,167	7,287	41,263	23,944
(Income) loss from equity method investments	(1,549)	(1,948)	(6,230)	(4,953)
Other expense (income), net	—	—	8	(1)
Income before income tax expense (benefit)	21,529	18,359	90,716	69,187
Income tax expense (benefit)	249	(555)	534	(222)
Net income attributable to partners	$21,280	$18,914	90,182	69,409
Comprehensive income attributable to partners	$21,280	$18,914	$90,182	$69,409

Less: General partner's interest in net income, including incentive distribution rights	7,065	5,023	25,543	18,429
Limited partners' interest in net income	$14,215	$13,891	$64,639	$50,980

Net income per limited partner unit:
Common units - (basic)	$0.58	$0.57	$2.65	$2.09
Common units - (diluted)	$0.58	$0.57	$2.65	$2.09

Weighted average limited partner units outstanding:
Common units - basic	24,397,085	24,366,291	24,390,286	24,348,063
Common units - diluted	24,405,661	24,382,560	24,396,881	24,376,972

Cash distribution per limited partner unit	$0.810	$0.725	$3.120	$2.835

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year Ended December 31,
	2018	2017

Cash flows from operating activities
Net income	$90,182	$69,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,990	21,914
Amortization of customer contract intangible assets	6,009	—
Amortization of deferred revenue	(1,497)	(1,234)
Amortization of deferred financing costs and debt discount	2,577	2,048
Accretion of asset retirement obligations	359	292
Deferred income taxes	152	(111)
Income from equity method investments	(6,230)	(4,953)
Dividends from equity method investments	6,936	2,346
Loss (gain) on asset disposals	891	(20)
Unit-based compensation expense	674	721
Changes in assets and liabilities:
Accounts receivable	1,427	(3,811)
Inventories and other current assets	15,178	(11,692)
Accounts payable and other current liabilities	(1,747)	10,859
Accounts receivable/payable to related parties	9,038	1,682
Non-current assets and liabilities, net	(1,986)	(500)
Net cash provided by operating activities	147,953	86,950
Cash flows from investing activities
Asset acquisitions, net of assumed ARO liabilities	(72,380)	(6,443)
Purchases of property, plant and equipment	(12,931)	(18,184)
Proceeds from sales of property, plant and equipment	502	46
Purchases of intangible assets	(144,219)	(2,560)
Distributions from equity method investments	1,162	753
Equity method investment contributions	(173)	(3,531)
Net cash provided by (used in) financing activities	(228,039)	(29,919)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	26	21
Distributions to general partner	(23,698)	(17,691)
Distributions to common unitholders - public	(27,721)	(25,978)
Distributions to common unitholders - Delek Holdings	(46,417)	(42,490)
Distributions to Delek Holdings unitholders and general partner related to Big Spring Logistic Assets Acquisition	(98,798)	—
Proceeds from revolving credit facility	735,000	277,100
Payments of revolving credit facility	(458,200)	(489,800)
Proceeds from issuance of senior notes	—	248,112
Deferred financing costs paid	(5,264)	(5,951)
Reimbursement of capital expenditures by Delek Holdings	5,005	4,262
Net cash provided by (used in) financing activities	79,933	(52,415)
Net (decrease) increase in cash and cash equivalents	(153)	4,616
Cash and cash equivalents at the beginning of the period	4,675	59
Cash and cash equivalents at the end of the period	$4,522	$4,675
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$38,959	$19,441
Income taxes	$137	$60
Non-cash investing activities:
(Increase)/Decrease in accrued capital expenditures	$(1,363)	$194
Non-cash financing activities:
Sponsor contribution of fixed assets	$154	$67

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Reconciliation of net income to EBITDA:
Net income	$21,280	$18,914	$90,182	$69,409
Add:
Income tax expense (benefit)	249	(555)	534	(222)
Depreciation and amortization expense	6,269	5,517	25,990	21,914
Amortization of customer contract intangible assets	1,802	—	6,009	—
Interest expense, net	11,167	7,287	41,263	23,944
EBITDA	$40,767	$31,163	$163,978	$115,045

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$90,353	$9,799	$147,953	$86,950
Changes in assets and liabilities	(59,910)	14,603	(21,910)	3,462
Distributions from equity method investments in investing activities	205	—	1,162	753
Maintenance and regulatory capital expenditures	(3,485)	(4,433)	(7,326)	(9,444)
Reimbursement from Delek for capital expenditures	936	1,723	3,115	3,453
Accretion of asset retirement obligations	(92)	(73)	(359)	(292)
Deferred income taxes	(152)	269	(152)	111
Gain (loss) on asset disposals	(243)	22	(891)	20
Distributable Cash Flow	$27,612	$21,910	$121,592	$85,013

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
Distributions to partners of Delek Logistics, LP	2018	2017	2018	2017
Limited partners' distribution on common units	$19,770	$17,677	$76,114	$69,057
General partner's distributions	404	361	1,552	1,408
General partner's incentive distribution rights	6,775	4,739	24,224	17,389
Total distributions to be paid	$26,949	$22,777	$101,890	$87,854

Distributable cash flow	$27,612	$21,910	$121,592	85,013
Distributable cash flow coverage ratio (1)	1.02x	0.96x	1.19x	0.97x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Pipelines and Transportation
Net revenues:
Affiliates	$38,794	$27,327	$138,418	$109,298
Third party	3,531	4,520	15,149	12,431
Total pipelines and transportation	42,325	31,847	153,567	121,729
Cost of sales:
Cost of materials and other	5,187	4,519	19,878	18,210
Operating expenses (excluding depreciation and amortization)	10,880	8,579	39,934	33,240
Segment contribution margin	$26,258	$18,749	$93,755	$70,279
Total Assets	$387,333	$349,351

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$23,456	$12,379	$102,391	$46,982
Third party	93,517	106,981	401,651	369,364
Total wholesale marketing and terminalling	116,973	119,360	504,042	416,346
Cost of sales:
Cost of materials and other	93,230	101,622	409,183	354,680
Operating expenses (excluding depreciation and amortization)	4,975	3,709	18,810	10,034
Segment contribution margin	$18,768	$14,029	$76,049	$51,632
Total Assets	$237,260	$94,179

Consolidated
Net revenues:
Affiliates	$62,250	$39,706	$240,809	$156,280
Third party	97,048	111,501	416,800	381,795
Total consolidated	159,298	151,207	657,609	538,075
Cost of sales:
Cost of materials and other	98,417	106,141	429,061	372,890
Operating expenses (excluding depreciation and amortization presented below)	15,855	12,288	58,744	43,274
Contribution margin	45,026	32,778	169,804	121,911
General and administrative expenses	7,367	3,585	17,166	11,840
Depreciation and amortization	6,269	5,517	25,990	21,914
Loss (gain) on asset disposals	243	(22)	891	(20)
Operating income	$31,147	$23,698	$125,757	$88,177
Total Assets	$624,593	$443,530
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
Pipelines and Transportation	2018	2017	2018	2017
Maintenance capital spending	$1,084	$4,079	$3,669	$8,643
Discretionary capital spending	1,436	3,468	3,171	5,619
Segment capital spending	$2,520	$7,547	$6,840	$14,262
Wholesale Marketing and Terminalling
Maintenance capital spending	$1,429	$1,693	2,880	$2,461
Discretionary capital spending	176	467	1,845	1,680
Segment capital spending	$1,605	$2,160	$4,725	$4,141
Consolidated
Maintenance capital spending	$2,513	$5,772	$6,549	$11,104
Discretionary capital spending	1,612	3,935	5,016	7,299
Total capital spending	$4,125	$9,707	$11,565	$18,403

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	45,416	58,497	51,992	59,362
Refined products pipelines	41,496	54,874	45,728	51,927
SALA Gathering System	15,536	15,013	16,571	15,871
East Texas Crude Logistics System	13,602	18,078	15,696	15,780

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	77,896	78,810	77,487	73,655
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	84,135	—	81,117	—
West Texas marketing throughputs (average bpd)	12,938	14,322	13,323	13,817
West Texas gross margin per barrel	$4.60	$5.18	$5.57	$4.03
Terminalling throughputs (average bpd) (3)	164,028	130,547	155,193	124,488
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the year ended December 31, 2018 are for the 306 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 306 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the year ended December 31, 2018 was 56.6 million barrels, which averaged 155,193 bpd for the period.

Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
615-435-1407